Exhibit 99.1

IT IS HEREBY ADJUDGED and DECREED that the below described is SO ORDERED.

Dated: July 10, 2015.

H. CHRISTOPHER MOTT UNITED STATES BANKRUPTCY JUDGE

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF TEXAS

AUSTIN DIVISION

IN RE:	§	(CHAPTER 11)
§
DUNE ENERGY, INC.	§	CASE NUMBER 15-10336
DUNE OPERATING COMPANY	§	CASE NUMBER 15-10337
DUNE PROPERTIES, INC.	§	CASE NUMBER 15-10338
§
DEBTORS.	§	(JOINTLY ADMINISTERED UNDER
	§	CASE NUMBER 15-10336)

ORDER (A) APPROVING PURCHASE AGREEMENT, (B) AUTHORIZING SALE FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND OTHER INTERESTS, AND (C) GRANTING RELATED RELIEF

TRIMONT ENERGY (NOW), LLC

On July 9, 2015 and July 10, 2015, the Court considered the Motion (the “Motion”) of Dune Energy, Inc. (“Dune Energy”), Dune Operating Company (“Dune Operating”), and Dune Properties, Inc. (“Dune Properties”), as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), pursuant to 11 U.S.C. §§ 105(a), 363 and 365 and Bankruptcy Rules 2002, 6004 and 6006 for an Order (a) approving the sale (the “Sale”) of the Assets, as defined in the attached Purchase and Sale Agreement (“PSA” or “Purchase Agreement”) with Trimont Energy (NOW), LLC, (which

Assets constitute a portion of the Debtors’ Assets1) free and clear of claims and liens (the “Purchased Assets”) pursuant to the terms and conditions of the Purchase and Sale Agreement attached hereto as Exhibit 1 (collectively with all exhibits thereto, the “Purchase Agreement”), dated as of June 30, 2015 and executed by and between the Debtors, as seller (the “Seller”), and Trimont Energy (NOW), LLC, as purchaser (the “Purchaser”) and (b) approving the assumption and assignment of certain executory contracts and unexpired leases (collectively, the “Contracts”); and the Court having entered the Order (A) Approving Sale and Bidding Procedures in Connection with Sale of Assets of the Debtors, (B) Approving Form and Manner of Notice, (C) Scheduling Auction and Sale Hearing, (D) Authorizing Procedures Governing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (E) Granting Related Relief on April 8, 2015 (Docket No. 159) (the “Bidding Procedures Order”); and the Debtors having determined, after an extensive marketing process, that the Purchaser has submitted the highest and best bid for the Purchased Assets; and upon adequate and sufficient notice of the Motion, the Auction (as defined below), the hearing on the Motion held before the Court on July 9, 2015 (the “Sale Hearing”), and any other related transactions having been given in the manner directed by the Court pursuant to the Bidding Procedures Order; and the Court having reviewed and considered (x) the Motion and all relief related thereto, (y) the objections thereto, if any, and (z) the statements of counsel and evidence presented in support of the relief requested by the Debtors at the Sale Hearing; and it appearing that the Court has jurisdiction to consider and determine this matter in accordance with 28 U.S.C. §§ 157 and 1334; and it further appearing that the legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors and other parties-in-interest; and upon the record of the Sale Hearing and all other pleadings and proceedings in these Chapter 11 Cases, including the Motion; and after due deliberation thereon and good and sufficient cause appearing therefor;

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

IT IS HEREBY FOUND AND DETERMINED:

Jurisdiction, Final Order and Statutory Predicates

A. The Court has jurisdiction to consider the Motion and the relief requested therein under 28 U.S.C. §§ 157 and 1334. The Motion is a core proceeding under 28 U.S.C. § 157(b)(2)(A), (N) and (O). Venue is proper in the Court under 28 U.S.C. §§ 1408 and 1409.

B. The statutory predicates for the relief sought in the Motion are Sections 105(a), 363(b), (f), and (m) and 365(a), (b) and (f) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.

C. This Sale Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Sale Order, and expressly directs that this Order be effective immediately upon entry.

D. All capitalized terms not otherwise defined in this Order have the meanings ascribed to such terms in the Motion or the Purchase Agreement, as applicable.

Notice of Sale, Auction and the Cure Amounts

E. Actual written notice of the Motion, the Auction conducted on June 30, 2015 (the “Auction”), the Sale Hearing, the Sale of the Assets, and a reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein, has been afforded to all known interested entities, including, but not limited to the following parties: (i) all entities known by the Debtors to have expressed an interest in a transaction with respect to the Assets during the past eighteen (18) months, including all Qualified Bidders; (ii) all state and local taxing authorities or recording offices which have a reasonably known interest in the relief requested; (iii) all insurers; (iv) all non-debtor parties to relevant contracts or leases (executory or otherwise); (v) all parties who are known or reasonably believed, after reasonable inquiry, to have asserted any lien, encumbrance, claim, or other interest in the Assets; and (vi) all parties set forth in the Debtors’ Master Service List maintained in these Chapter 11 Cases (collectively, the “Notice Parties”).

F. In accordance with the provisions of the Bidding Procedures Order, the Debtors have served notice upon the Contract Counterparties: (i) that the Debtors seek to assume and assign to the Purchaser the Contracts on the closing date of the Sale (the “Closing Date”); and (ii) of the relevant Cure Amounts (as defined below). The service of such notice was good, sufficient, and appropriate under the circumstances, and no further notice need be given in respect of establishing a Cure Amount for the Contracts. Each of the Contract Counterparties has had an opportunity to object to the Cure Amounts set forth in the notice and to the assumption and assignment to the Purchaser of the applicable Contract.

G. As evidenced by the certificates of service previously filed with this Court, proper, timely, adequate, and sufficient notice of the Auction, the Motion, the Sale Hearing, the Sale, and the transactions contemplated thereby, including without limitation, the assumption and assignment of the Contracts to the Purchaser, was provided in accordance with the orders previously entered by this Court, Sections 105(a), 363, and 365 of the Bankruptcy Code, and Bankruptcy Rules 2002, 6004, 6006, 9007, and 9008. The notices described herein were good, sufficient, and appropriate under the circumstances, and no other or further notice of the Auction, the Motion, the Sale Hearing, the Sale, the Closing Date or the assumption and assignment of the Contracts to the Purchaser is or shall be required.

H. The disclosures made by the Debtors concerning the Auction, the Purchase Agreement, the Motion, the Sale Hearing, the Sale, and the assumption and assignment of the Contracts to the Purchaser were good, complete, and adequate.

The Auction

I. On June 30, 2015, the Debtors conducted an Auction pursuant to the Bidding Procedures at the offices of Debtors’ counsel. The representatives from the following Qualified Bidders were present, White Marlin Oil and Gas Company, LLC (“White Marlin”), Trimont, Wapiti Energy, LLC (“Wapiti”), TROG II, L.L.C. (“Three Rivers”), and Rock Creek Oil, Inc. (“Rock Creek”).

J. Also present at the Auction were client representatives and counsel for the DIP Lenders, counsel for the Official Committee of Unsecured Creditors (the “Committee”), counsel for Enervest Energy, L.P. (“Enervest”) and counsel for Chevron U.S.A., Inc. (“Chevron”). Counsel for Enervest and Chevron attended at the request of and with the consent of the Debtors.

K. Prior to the Auction, counsel for the Debtors and DIP Lenders approached Chevron to discuss the applicability of Chevron’s asserted consent rights (the “Chevron Consent Rights”) set forth in that certain Purchase and Sale Agreement by and between Enervest Energy L.P. as seller and Goldking Energy Corporation as buyer effective as July 1, 2005 (the “Enervest PSA”) to the sale and assignment of the following oil and gas fields: Bateman Lake, Chocolate Bayou, Garden Island Bay and Leeville (the “Enervest Properties”) based on the Debtors’ acquisition of the Enervest Properties. Without conceding the enforceability of the Chevron Consent Rights in bankruptcy, the Debtors requested that Chevron and Enervest attend the Auction to consider certain concessions regarding their asserted consent rights and bonding requirements.

Prior to and at the Auction

L. Chevron and Enervest asserted that they could require Qualified Bidders to replace an existing plugging and abandonment bond in the original amount of $20,293,000 (the “P&A Bond”) with respect to the Enervest Properties (the “Chevron P&A Bond Rights”). The P&A Bond was established pursuant to the Enervest PSA and an escrow agreement dated October 31, 2005 by and among Goldking Energy Corp., Enervest Energy, L.P., Chevron U.S.A. and Wachovia Bank National Association (the “Escrow Agreement”). The P&A Bond was placed into escrow along with cash in the original amount of $2,300,000 (the “Cash Escrow”) in order to fund premiums for the P&A Bond and escrow agent fees. Since 2005, the P&A Bond has been reduced in accordance with its terms based on plugging and abandonment work performed to approximately $8,348,610 (the “P&A Bond Balance”). The Cash Escrow amount remains the same at approximately $2,300,000.

M. At the Auction, Trimont and White Marlin were declared Successful Bidders with respect to two different asset packages. Trimont, the only Qualified Bidder to submit a bid with respect to the Garden Island Bay field and the Bateman Lake field, agreed to purchase the Garden Island Bay field and the Bateman Lake field for $1, the assumption of real estate tax liabilities, and the assumption of all related plugging and abandonment liabilities (“Assumed P&A”). White Marlin agreed to purchase Abbeville North, Bayou Couba, Chocolate Bayou, Comite, Lake Bouef SW, Leeville, Los Mogotes, Malo Domingo, Manchester SW, Manchester W, and Toro Grande Fields, for $19 million and the assumption of plugging and abandonment liabilities to the extent set forth in the Purchase Agreement. Trimont was declared the Backup Successful Bidder at $16 million and Assumed P&A for all of the oil and gas fields held for sale in the event the sale to White Marlin fails to close (the “Backup Bid”).

The Chevron Consent Stipulation

N. At the Auction, negotiations took place among the Debtors, the DIP Lenders, Enervest, Chevron, Trimont, White Marlin and the Committee regarding the consent issues and bonding requirements asserted by Chevron and Enervest. Ultimately, a resolution was reached among all of the parties (except for the Committee) and announced on the record at the Auction based on the following points (the “Chevron Consent Stipulation”):

a.	Chevron (and to the extent necessary, Enervest) consent to the transfer of the Enervest Properties and the reissuance of the P&A Bond at the existing P&A Bond Balance as long as all of the Enervest Properties are sold and there is a simultaneous closing of the Enervest Properties and subject to the replacement of the existing P&A Bond and the Cash Escrow as follows:

i.	Each of White Marlin and Trimont shall replace the P&A Bond in an amount not less than the P&A Bond Balance with respect to the Enervest Properties acquired with a new bond(s) (the “New Bond(s)”) relating to the particular Enervest Properties acquired by each of White Marlin and Trimont, respectively. The aggregate amount of the New Bond(s) shall be equal to or greater than the P&A Bond Balance. The New Bond(s) shall be issued by the same surety or by a replacement surety acceptable to Chevron in its sole discretion or as approved by the Court.

ii.	Each of White Marlin and Trimont shall enter into a new escrow agreement (the “New Escrow Agreement”) relating to the Enervest Properties acquired, upon terms and conditions substantially the same as the terms and conditions of the Escrow Agreement, as reflected in the attached Exhibit 3; (i) providing for the deposit of a New Bond(s) into escrow in an amount equal to the P&A Bond Balance attributable to the properties acquired and (ii) $834,861 of the Cash Escrow shall be apportioned and deposited into escrow under each New Escrow Agreement based on that portion of the P&A Bond Balance represented by each Enervest Property as follows: Bateman Lake ($4,294,000), Chocolate Bayou ($0.00), Garden Island Bay ($2,669,397) and Leeville ($1,385,213).

iii.	The remaining balance of the Cash Escrow in excess of $834,861 shall be deposited into escrow under the Trimont New Escrow Agreement to be utilized pursuant a separate agreement among Enervest, Chevron and Trimont regarding plugging and abandonment work on the Garden Island Bay field and the Bateman Lake field.

b.	Debtors agree not to waive any closing condition with respect to representations or warranties in the Purchase Agreement concerning Purchasers ability to operate the Enervest Properties, including, without limitation, that all necessary governmental approvals have been obtained, without the consent of Chevron and Enervest.

c.	Trimont, EnerVest, and Chevron agree to enter into discussions to resolve (through mediation or otherwise) the litigation styled Dune Energy, Inc. v. Chevron U.S.A., Inc., No. 2:15-cv-00309-JCZ-MBN, in the United States District Court for the Eastern District of Louisiana and work cooperatively to minimize the economic consequences, if any, of the litigation styled State of Louisiana ex rel. St. Mary Parish School Board v. Dune Energy, Inc., Dune Operating Company and Chevron North America Exploration and Production Company; Civil Action No. 124281, Division “D”, 16th Judicial District Court, St. Mary Parish, Louisiana.

O. In the event the foregoing conditions are not satisfied, Chevron reserves its rights to withhold its asserted right to consent to the sale of the Enervest Properties, the enforcement of the P&A Bonds Rights, the escrow and all other rights it may have under applicable law, the TEPI PSA or the Enervest PSA and related documents and all other parties’ rights under applicable law are likewise reserved (including to contest whether such asserted consent rights remain valid or enforceable in the context of a sale of the Assets in these Chapter 11 Cases).

The Louisiana Land and Exploration Company, LLC Consent Stipulation

P. The Louisiana Land and Exploration Company LLC (“LL&E”) consents to the transfer to Trimont of the properties and assumption of the mineral leases and other agreements described in this Order and in the Purchase Agreement in which LL&E has an interest as mineral lessor, grantor, or otherwise (the “LL&E Agreements”). The LL&E Agreements do not include any interests of LL&E that are being assumed by the Debtors and assigned to White Marlin (the “White Marlin Agreements”). Trimont shall have no liability with respect to the White Marlin Agreements. Debtors, LL&E, and Trimont further stipulate regarding this consent as follows:

a.	Promptly after the closing of the Sale, Trimont shall furnish LL&E a copy of such assignment or sublease fully executed by the parties thereto.

b.	Trimont does hereby declare that it is familiar or will promptly become familiar with all of the terms and provisions of all applicable LL&E Agreements as scheduled in the Purchase Agreement, and any and all supplements and amendments thereto, and partial release thereof, and, to the extent of its interests, Trimont agrees to fully assume and comply with all of the obligations of Debtors thereunder and to be bound by all of the terms and provisions thereof; provided, however, that nothing contained herein shall be construed as relieving or releasing any present or prior obligee, lessee, sublessee, or assignee of the LL&E Agreements of any liability or responsibility thereunder. All such third party and predecessor liability and obligations are expressly reserved.

c.	Prior to the Closing Date, Trimont and LL&E shall work together in good faith to finalize a comprehensive list of the LL&E Agreements so that the LL&E Agreements can be fully assumed and assigned to Trimont.

d.	Except as to affiliates of Trimont, Trimont shall not further sublease, assign, cede or otherwise transfer the agreements, in whole or in part, nor any interest therein, without first obtaining LL&E’s prior written consent thereto, which consent may be withheld in its discretion, or, if granted, may be subject to such conditions as it may desire to impose. In the event of an assignment to a Trimont affiliate, Trimont shall be and remain solidarily responsible with its affiliated entity to LL&E for the performance of all obligations assumed by Trimont under the LL&E Agreements transferred to the affiliate.

e.	Trimont further agrees that it will obtain insurance in the coverages and amounts acceptable to LL&E, Trimont will maintain such coverages with carriers approved by LL&E at all times with respect to its interests, and, upon request, Trimont will provide LL&E with proof of such insurance.

f.	Trimont further agrees that it will not seek to take any assignment of any seismic agreements between Dune and ConocoPhillips.

The Emerald Stipulation

Q. The Objection to Sale filed Emerald Land Corporation (“Emerald”) at Docket No. 341 and the Objection to Proposed Cure Amount filed by Emerald at Docket No. 234 have been resolved pursuant to a stipulation between Emerald and Trimont, which is attached hereto as Exhibit 4 and incorporated herein by reference.

The Exterran Settlement

R. The Objection to Sale filed Exterran Energy Solutions, L.P. (“Exterran”) at Docket No. 338 and the Objection to Proposed Cure Amount filed by Exterran at Docket No. 226 have been resolved pursuant to a settlement letter (the “Settlement Agreement”) between Exterran and Trimont, which is attached hereto as Exhibit 5 and incorporated herein by reference and the parties’ stipulation placed on the record as to the Backup Bid. After payment of the Initial Payment (as defined in the Settlement Agreement or as announced on the record as to the Backup Bid), Exterran shall not have any liens against the sale proceeds or claims against the Debtors’ estates related to the Exterran contracts.

Good Faith of the Purchaser

S. The Purchase Agreement was negotiated, proposed, and entered into by the Debtors and the Purchaser without collusion, in good faith, and from arm’s length bargaining positions. The actions of Chevron and Enervest in asserting their purported contractual rights do not constitute collusion and were undertaken in good faith

T. The Purchaser is not an “insider” or “affiliate” of the Debtors as those terms are defined in Sections 101(31) and 101(2) of the Bankruptcy Code. Neither the Debtors, the Purchaser, nor any other party participating at the Auction, including but not limited to Chevron and/or Enervest, has engaged in any conduct that would cause or permit the Purchase Agreement to be avoided under Section 363(n) of the Bankruptcy Code. Specifically, the Purchaser has not acted in a collusive manner with any person and the aggregate price paid by the Purchaser for the Purchased Assets (the “Purchase Price”) was not controlled by any agreement among the bidders.

U. The Purchaser is purchasing the Purchased Assets in good faith and is a good faith buyer within the meaning of Section 363(m) of the Bankruptcy Code. The Purchaser proceeded in good faith in connection with all aspects of the Sale, including, but not limited to: (i) complying in all respects with the Bidding Procedures Order; (ii) agreeing to subject its bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iii) neither inducing nor causing the filing of the Chapter 11 Cases; and (iv) disclosing all payments to be made by the Purchaser in connection with the Sale. Accordingly, the Purchaser is entitled to all of the protections afforded under Section 363(m) of the Bankruptcy Code.

Highest and Best Offer

V. The Debtors conducted an Auction process in accordance with, and have otherwise complied in all respects with, the Bidding Procedures Order. The Auction process set forth in the Bidding Procedures Order afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer to purchase the Purchased Assets. The Auction was duly noticed and conducted in a non-collusive, fair, and good faith manner and a reasonable opportunity has been given to any interested party to make a higher or otherwise better offer for the Purchased Assets. The actions of Chevron and/or Enervest in participating in the Auction and asserting their purported contractual rights did not impact the Debtors’ ability to obtain the highest and best value for the Debtors’ interest in the Assets.

W. The Purchase Agreement constitutes the highest and best offer for the Purchased Assets and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative. The Debtors’ determination that the Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

X. The Purchase Agreement represents a fair and reasonable offer to purchase the Purchased Assets under the circumstances of these Chapter 11 Cases. No other entity or group of entities has offered to purchase the Purchased Assets for greater overall value to the Debtors’ estates than the Purchaser.

Y. Approval of the Motion and the Purchase Agreement and the consummation of the transactions contemplated thereby is in the best interests of the Debtors’ Chapter 11 estates (taken as a whole), their creditors, and other parties in interest.

No Fraudulent Transfer or Merger

Z. The consideration provided by the Purchaser pursuant to the Purchase Agreement (i) is fair and adequate, (ii) is the highest or otherwise best offer for the Purchased Assets, (iii) will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value (as those terms are defined in each of the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, and Section 548 of the Bankruptcy Code) and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia. No other person, entity, or group of entities has offered to purchase the Purchased Assets for greater overall value to the Debtors’ estates than the Purchaser. The Debtors’ determination that the Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment. Approval of the Motion and the Purchase Agreement, and the consummation of the transactions contemplated thereby, is in the best interests of the Debtors, their estates, creditors, and other parties in interest.

AA. The Purchase Agreement was not entered into for the purpose of hindering, delaying, or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession, or the District of Columbia. Neither the Debtors nor the Purchaser is fraudulently entering into the transaction contemplated by the Purchase Agreement.

BB. The Purchaser is not a mere continuation of the Debtors or their estates, and there is no continuity of enterprise between the Purchaser and the Debtors. The Purchaser is not holding itself out to the public as a continuation of the Debtors. The Purchaser is not a successor to the Debtors or their estates, and the Sale does not amount to a consolidation, merger, or de facto merger of the Purchaser and the Debtors.

Validity of Transfer

CC. The Debtors have, to the extent necessary and applicable, (i) full corporate power and authority to execute and deliver the Purchase Agreement and all other documents contemplated thereby, (ii) all corporate authority necessary to consummate the transactions contemplated by the Purchase Agreement, and (iii) taken all corporate action necessary to authorize and approve the Purchase Agreement and the consummation of the transactions contemplated thereby. The Sale has been duly and validly authorized by all necessary corporate action. No consents or approvals, other than those expressly provided for in the Purchase Agreement, are required for the Debtors to consummate the Sale, execute the Purchase Agreement, or consummate the transactions contemplated thereby.

DD. The Debtors have (except to the extent otherwise provided in the Purchase Agreement) title to the Purchased Assets. The transfer of the Purchased Assets to the Purchaser will be, as of the Closing Date, a legal, valid, and effective transfer of the Purchased Assets, which transfer vests or will vest the Purchaser with all right, title, and interest of the Debtors to the Purchased Assets free and clear of (i) all Liens (as defined in the Purchase Agreement) relating to, accruing, or arising any time prior to the Closing Date, including, without limitation, any such Liens (x) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase, or repurchase right or option, or termination of, the Debtors or the Purchaser’s interests in the Purchased Assets, or any similar rights, or (y) in respect of taxes, restrictions, rights of first refusal, charges or interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income, or other exercise of any attributes of ownership) and (ii) all debts arising under, relating to, or in connection with any act of the Debtors or claims (as that term is defined in Section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests, and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise relating to, accruing or arising any time prior to the Closing Date (collectively in this clause (ii), the “Claims” and, together with the Liens, the “Claims and Interests”), with the exception of any Assumed Obligations, as defined in the Purchase Agreement (the “Assumed Obligations”). For the avoidance of doubt, the term “Claims and Interests” shall not include, and entry of the Sale Order shall not affect, the rights of Chevron, if any, to exercise (i) Chevron Consent Rights, and (ii) Chevron P&A Bond Rights, with respect to transfers and assignments of the Enervest Properties subsequent to the sale and transfer of the Purchased Assets to Trimont per the terms of the Purchase Agreement (the Chevron P&A Bond Rights and the Chevron Consent Rights are collectively referred to as “Chevron’s Rights”).

Section 363(f) is Satisfied

EE. The conditions of Section 363(f) of the Bankruptcy Code have been satisfied in full; therefore, the Debtors may sell the Purchased Assets free and clear of any Claims and Interests in the property.

FF. The Purchaser would not have entered into the Purchase Agreement and would not consummate the transactions contemplated thereby if the Sale of the Purchased Assets to the Purchaser, and the assumption and assignment of the Contracts to the Purchaser, were not free and clear of all Claims and Interests of any kind or nature whatsoever (except the Assumed Obligations), or if the Purchaser would, or in the future could, be liable for any of such Claims and Interests.

GG. The Debtors may sell the Purchased Assets free and clear of all Claims and Interests against the Debtors, their estates, or any of the Purchased Assets (except the Assumed Obligations) because, in each case, one or more of the standards set forth in Section 363(f)(1)–(5) of the Bankruptcy Code has been satisfied. Those holders of Claims and Interests against the Debtors, their estates, or any of the Purchased Assets, who did not object, or who withdrew their objections to the Sale or the Motion, are deemed to have consented thereto pursuant to Section 363(f)(2) of the Bankruptcy Code. Those holders of such Claims and Interests who did object fall within one or more of the other subsections of Section 363(f) and are adequately protected by having their Claims and Interests, if any, in each instance against the Debtors, their estates, or any of the Purchased Assets, attach to the cash proceeds of the Sale ultimately attributable to the Purchased Assets in which such creditor alleges an interest, in the same order of priority, with the same validity, force, and effect that such creditor had prior to the Sale, subject to any claims and defenses the Debtors or their estates may possess with respect thereto.

Assumption and Assignment of the Contracts

HH. The assumption and assignment of the Contracts identified in the PSA pursuant to the terms of this Order and the Bidding Procedures Order is integral to the Purchase Agreement and is in the best interests of the Debtors, their estates, creditors, and other parties in interest, and represents the Debtors’ reasonable exercise of sound and prudent business judgment.

II. The respective amounts set forth on Exhibit 2 annexed hereto are the sole amounts necessary under Sections 365(b)(1)(A) and (B) and 365(f)(2)(A) of the Bankruptcy Code to cure all monetary defaults and pay all actual pecuniary losses under the Contracts (the “Cure Amounts”).

JJ. The Purchaser has demonstrated adequate assurance of future performance with respect to the Contracts pursuant to Section 365(b)(1)(C) of the Bankruptcy Code.

Compelling Circumstances for an Immediate Sale

KK. The Debtors have demonstrated through the testimony and/or other evidence proffered at the Sale Hearing and the representations of counsel made on the record of the Sale Hearing good and sufficient reasons for approval of the Purchase Agreement and the Sale. The relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties-in-interest. The Debtors have demonstrated (i) good, sufficient, and sound business purposes and justifications for approving the Purchase Agreement and (ii) compelling circumstances for the Sale outside of (a) the ordinary course of business, pursuant to Section 363(b) of the Bankruptcy Code and (b) a Chapter 11 plan, in that, among other things, the immediate consummation of the Sale to the Purchaser is necessary and appropriate to maximize the value of the Debtors’ estates and the Sale will provide the means for the Debtors to maximize distributions to their creditors.

LL. To maximize the value of the Purchased Assets and preserve the viability of the businesses to which they relate, it is essential that the Sale occur within the time constraints set forth in the Purchase Agreement. Time is of the essence in consummating the Sale.

MM. Given all of the circumstances of these Chapter 11 Cases and the adequacy and fair value of the Purchase Price under the Purchase Agreement, the proposed Sale constitutes a reasonable and sound exercise of the Debtors’ business judgment and should be approved.

NN. The Sale does not constitute a sub rosa Chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford. The Sale neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates a liquidating Chapter 11 plan for the Debtors.

OO. The consummation of the Sale and the assumption and assignment of the Contracts is legal, valid, and properly authorized under all applicable provisions of the Bankruptcy Code, including, without limitation, Sections 105(a), 363(b), 363(f), 363(m), 365(b), and 365(f) of the Bankruptcy Code, and all of the applicable requirements of such Sections have been complied with in respect of the Sale.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

General Provisions

1. The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to these Chapter 11 Cases pursuant to Bankruptcy Rule 9014. To the extent that any of the findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the conclusions of law constitute findings of fact, they are adopted as such.

2. The relief requested in the Motion is granted and approved, and the transactions contemplated thereby and by the Purchase Agreement are approved as set forth in this Order.

3. All objections to the Motion or the relief requested therein that have not been withdrawn, waived, settled by announcement, or ruled upon by the Court during the Sale Hearing, including any and all reservations of rights included in such objections or otherwise, are hereby denied and overruled on the merits with prejudice. Those parties who did not object or withdrew their objections to the Motion are deemed to have consented pursuant to Section 363(f)(2) of the Bankruptcy Code.

Approval of the Purchase Agreement, the Chevron Consent Stipulation, the Emerald Land

Stipulation, and the Exterran Agreement

4. The Purchase Agreement and all other documents ancillary thereto, and all of the terms and conditions thereof, are hereby approved. The Purchase Agreement representing the Backup Bid and all other documents ancillary thereto and all stipulations entered on the record related thereto, and all of the terms and conditions thereof, are hereby approved.

5. Pursuant to Sections 363(b) and (f) of the Bankruptcy Code, the Debtors are authorized and empowered to take any and all actions necessary or appropriate to (i) consummate the Sale pursuant to and in accordance with the terms and conditions of the Purchase Agreement and this Order, (ii) close the Sale as contemplated in the Purchase Agreement and this Order, and (iii) execute and deliver, perform under, consummate, implement, and fully close the Purchase Agreement, including the assumption and assignment of the Contracts to the Purchaser, together with all additional ancillary instruments and documents that may be reasonably necessary or desirable to implement the Purchase Agreement and the Sale.

6. This Order shall be binding in all respects upon (a) the Debtors, (b) the Debtors’ estates, (c) all creditors of, and holders of equity interests in, the Debtors, (d) all holders of Liens, Claims, encumbrances or other interests (whether known or unknown) in, against, or on all or any portion of the Purchased Assets, (e) all Contract Counterparties, (f) the Purchaser and all successors and assigns of the Purchaser, (g) the Purchased Assets, and (h) any trustee subsequently appointed in the Debtors’ Chapter 11 Cases, or a Chapter 7 trustee appointed upon a conversion of one or more of these Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code. This Sale Order and the Purchase Agreement shall inure to the benefit of the Debtors, their estates and creditors, the Purchaser, and the respective successors and assigns of each of the foregoing.

7. The Chevron Consent Stipulation is approved. In the event the Chevron Consent Stipulation is not implemented on the terms set forth herein, Chevron retains the rights, if any, to withhold its consent to the sale of the Enervest Properties to either Trimont or White Marlin, as the case may be, and require the replenishment or increase of the P&A Bond, and the Debtors reserve the right to proceed with such sale to Trimont or White Marlin pursuant to further court order.

8. The Louisiana Land and Exploration Company, L.L.C. Consent Stipulation is hereby approved.

9. The Emerald Land Stipulation attached hereto as Exhibit 4 is approved.

10. The Exterran Agreement attached hereto as Exhibit 5 is approved. The Exterran Stipulation related to the Backup Bid that was placed on the record is approved.

The Bonds

11. The Sale to the Purchaser as contemplated in the Purchase Agreement and approved pursuant to this Sale Order requires the Purchaser to replace the bonds issued in connection with the Purchased Assets (including without limitation Bond No. B001956) (the “Existing Bonds”), such Existing Bonds are to be cancelled in full and in all respects, and the parties deem all obligations to the obligees under the Existing Bonds (the “Bond Obligees”) or any other person covered by such Existing Bonds released in full. The Purchaser’s replacement and cancellation of such Existing Bonds shall strictly comply in all respects with applicable non-bankruptcy law governing such Existing Bonds as may exist prior to the entry of this Sale Order.

12. The replacement of any state or governmental bonds shall occur at Closing but release shall be further subject to acceptance of the replacements by the state or governmental authority and the express release (or reduction if applicable) by the state or governmental authority.

13. In furtherance of the replacement and release of the Existing Bonds, the parties shall work to prepare a replacement and release letter(s) to be utilized by the parties at Closing or in connection with any extended period after Closing that the Existing Bonds will remain in place.

14. Notwithstanding any other provision of this Sale Order, nothing in this Sale Order and/or Bankruptcy Code § 363 shall release and/or be deemed to release the Debtors of any obligations or claims arising out of or in connection with the Existing Bonds (including, without limitation, any payment agreements or any letters of credit) or any bonds on properties that are not sold by Debtors, or otherwise impair in any way the rights, claims, or interests that U.S. Specialty Insurance Company and IndemCo, L.P. (collectively, the “Bonding Companies”)

and/or any other surety, Bond Obligee, or affected party, may have against the Debtors or their estates in connection with such Existing Bonds, except to the extent any Existing Bonds are cancelled and replaced by the Purchaser as set forth in the preceding paragraph and any and all rights of the Debtors to contest such rights, claims and interests are specifically reserved. All such obligations, rights, claims and interests (including, without limitation, any payment agreements and any letters of credit) shall remain in full force and effect in all respects as set forth in these documents, including, without limitation the Bonding Companies’ rights to be reimbursed fees, costs and expenses and any and all rights of the Debtors to contest such rights, claims and interests are specifically reserved.

15. The Irrevocable Standby Letter of Credit No. BMCH355762OS issued by Bank of Montreal on December 29, 2011 (the “Letter of Credit”) may not be released, deemed released, substituted, deemed substituted, or otherwise affected, impaired, modified or limited in any way, nor may the Bonding Companies’ rights, claims and/or responsibilities (including without limitation any right to setoff and/or recoupment of any amounts owed to the Bonding Companies) under any of the bonds issued by the Bonding Companies (including on properties not sold by Debtors, the “Bonds”) and/or under any contracts or agreements executed in connection with the Bonds be affected, impaired, modified, or limited by this Sale Order except upon the express written consent of the Bonding Companies, which consent may be withheld at the Bonding Companies’ sole discretion, and in strict accordance and compliance with the governing security agreements and/or other contractual arrangements applicable thereto.

16. Following Closing, any and all costs, obligations, claims or liabilities with respect to the Existing Bonds arising or accruing after Closing on the Purchased Assets shall be the sole responsibility of Purchaser, and Purchaser shall be liable fully to indemnify the Debtors and/or Bank of Montreal with respect to such costs, obligation, claims or litigation.

Transfer of the Purchased Assets

17. Pursuant to Sections 105(a), 363(b), 363(f), 365(b), and 365(f) of the Bankruptcy Code, the Debtors are authorized to transfer the Purchased Assets to the Purchaser on the Closing Date and such transfer shall (a) constitute a legal, valid, binding, and effective transfer of the Purchased Assets, (b) vest the Purchaser with title to the Purchased Assets, and upon the Debtors’ receipt of the Purchase Price, be free and clear of all Claims and Interests (other than Assumed Obligations), with such Claims and Interests to attach to the proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Purchased Assets (subject to any claims and defenses the Debtors or their estates may possess with respect thereto). Upon the closing of the Sale, the Purchaser shall take title to and possession of the Purchased Assets subject only to the Assumed Obligations. The Purchaser is acting in good faith and is acquiring the Assets free and clear of all unrecorded interests related to the Assets to the same extent as a holder of a Lien on the Assets.

18. The Debtors are hereby authorized to take any and all actions necessary to consummate the transactions contemplated by the Purchase Agreement, including any actions that otherwise would require further approval by the Debtors’ board of directors or board of managers, as the case may be, without the need of obtaining such approvals.

19. The transactions authorized herein shall be of full force and effect, regardless of the Debtors’ lack of good standing in any jurisdiction in which they are formed or authorized to transact business. Upon consummation of the transactions set forth in the Purchase Agreement, the Purchaser shall be authorized to file termination statements or lien terminations in any required jurisdiction to remove any record, notice filing, or financing statement recorded to attach, perfect, or otherwise notice any lien or encumbrance, with respect to the Purchased Assets, that is extinguished or otherwise released pursuant to this Sale Order under Section 363 and the related provisions of the Bankruptcy Code.

20. Subject to the terms, conditions, and provisions of this Sale Order, all entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of the Purchase Agreement and this Sale Order.

21. Subject to the terms, conditions, and provisions of this Sale Order, all entities that are in possession of some or all of the Purchased Assets on the Closing Date are directed to surrender possession of such Purchased Assets to the Purchaser or its assignee at the closing of the Sale.

22. The transfer of the Purchased Assets to the Purchaser pursuant to the Purchase Agreement does not require any consents other than the purported Chevron Consent Rights on the terms (and with the limitations) set forth in this Sale Order or as otherwise specifically provided for in the Purchase Agreement.

23. A certified copy of this Sale Order may be filed with the appropriate clerk and/or recorded with the recorder of any state, county, or local authority to act to cancel any of the Claims and Interests of record except the Assumed Obligations.

24. If any person or entity which has filed statements or other documents evidencing Claims and Interests on, or in, all or any portion of the Purchased Assets (other than statements or documents with respect to Assumed Obligations) shall not have delivered to the Debtors prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all liens or interests which the person or entity has or may assert with respect to all or any portion of the Purchased Assets, the Debtors are hereby authorized and directed, and the Purchaser is hereby authorized, on behalf of the Debtors and each of their creditors, to execute and file such statements, instruments, releases, and other documents on behalf of such person or entity with respect to the Purchased Assets.

25. On the Closing Date, this Sale Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of the Debtors’ interests in the Purchased Assets. This Sale Order is and shall be effective as a determination that, on the Closing Date, all Claims and Interests and any other interest of any kind or nature whatsoever existing as to the Purchased Assets prior to the Closing Date, other than the Assumed Obligations, shall have been unconditionally released, discharged, and terminated, and that the conveyances described herein have been effected; provided, however, that such Claims and Interests shall attach to the proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they now have as against the Purchased Assets.

26. This Sale Order is and shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any lease; and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase Agreement.

27. To the greatest extent available under applicable law, the Purchaser shall be authorized, as of the Closing Date, to operate under any license, permit, registration, and governmental authorization or approval of the Debtors with respect to the Purchased Assets, and all such licenses, permits, registrations, and governmental authorizations and approvals are deemed to have been, and hereby are, deemed to be transferred to the Purchaser as of the Closing Date. Nothing in this Sale Order or in any sale agreement entered into pursuant to this Sale Order authorizes the transfer to the Purchaser of any governmental licenses, permits, registrations, authorizations or approvals without compliance with all applicable legal requirements under the law governing such transfers.

28. In accordance with Section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Purchased Assets sold, transferred, or conveyed to the Purchaser on account of the filing or pendency of the Debtors’ Chapter 11 Cases or the consummation of the transactions contemplated by the Purchase Agreement.

Application of Sale Proceeds

29. All valid and properly perfected liens against the Debtors’ Assets shall attach to the proceeds of the Sale of such Assets, and the cash proceeds of the Sale shall be applied to repay holders of valid and properly perfected liens in the order of their priority subject to further order of the Court or pursuant to a chapter 11 plan. Nothing in this Sale Order shall be a determination of lien priority.

Prohibition of Actions Against the Purchaser

30. Except for the Assumed Obligations, or as otherwise expressly provided for in this Sale Order or the Purchase Agreement, the Purchaser shall not have any liability or other obligation of the Debtors arising under or related to any of the Purchased Assets or for Claims against the Debtors.

31. Except with respect to Assumed Obligations, or as otherwise permitted by the Purchase Agreement or this Sale Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, trade creditors, litigation claimants, and other creditors, holding Claims and Interests or other interests of any kind or nature whatsoever against or in all or any portion of the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, liquidated or unliquidated, senior or subordinate) or against the Debtors, arising under or out of, in connection with, or in any way relating to the Debtors, the operation of the Debtors’ business prior to the Closing Date, or the transfer of the Purchased Assets to the Purchaser, hereby are forever barred, estopped, and permanently enjoined from asserting against the Purchaser, any of its affiliates, any of the foregoing’s successors, assigns, or properties, or the Purchased Assets, such persons’ or entities’ Claims and Interests or any other interests in and to the Purchased Assets, including, without limitation, the following actions: (a) commencing or continuing in any manner any action or other proceeding against the Purchaser, any of its affiliates or any of the foregoing’s successors, assigns, or properties, or the Purchased Assets; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Purchaser, any of its affiliates or any of the foregoing’s successors, assigns, or properties, or the Purchased Assets; (c) creating, perfecting, or enforcing any Claims and

Interests against the Purchaser, any of its affiliates or any of the foregoing’s successors, assigns, or properties, or the Purchased Assets; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Purchaser, any of its affiliates, or any of the foregoing’s successors, assigns, or properties or the Purchased Assets; (e) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of this Sale Order, other orders of the Court, or the Purchase Agreement or actions contemplated or taken in respect thereof; or (f) revoking, terminating, or failing or refusing to transfer or renew any license, permit, or authorization to operate any of the Purchased Assets or conduct any of the businesses operated with the Purchased Assets.

32. On the Closing Date, or as soon as possible thereafter, each creditor is authorized and directed, and the Purchaser is hereby authorized, on behalf of each of the Debtors’ creditors, to execute such documents and take all other actions as may be necessary to release any Claims and Interests and other interests in or on the Purchased Assets (except Assumed Obligations), if any, as provided for herein, as such Claims and Interests may have been recorded or may otherwise exist.

33. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of any of the Debtors to sell and transfer the Purchased Assets to the Purchaser in accordance with the terms of the Purchase Agreement and this Sale Order.

34. The Purchaser has given substantial consideration under the Purchase Agreement for the benefit of the Debtors, their estates, and creditors. The consideration given by the Purchaser shall constitute valid and valuable consideration for the releases of any potential Claims and Interests pursuant to this Sale Order, which releases shall be deemed to have been given in favor of the Purchaser by all holders of Claims and Interests against the Debtors or any of the Purchased Assets, other than holders of Claims and Interests relating to the Assumed Obligations. The consideration provided by the Purchaser for the Purchased Assets under the Purchase Agreement is fair and reasonable and accordingly the Sale may not be avoided under Section 363(n) of the Bankruptcy Code.

Assumption and Assignment of Contracts

35. Pursuant to Sections 105(a) and 365 of the Bankruptcy Code, and subject to and conditioned upon the closing of the Sale, the Debtors’ assumption and assignment to the Purchaser, and the Purchaser’s assumption on the terms set forth in the Purchase Agreement (including without limitation Section 6.05 of the Purchase Agreement), and the Purchaser’s assumption on the terms set forth in the Purchase Agreement, of the Contracts is hereby approved, and the requirements of Section 365(b)(1) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

36. The Debtors are hereby authorized and directed in accordance with Sections 105(a), 363, and 365 of the Bankruptcy Code to (a) assume and assign to the Purchaser, effective upon the Closing Date (subject to the applicable provisions of the Purchase Agreement, including without limitation Section 6.05 of the Purchase Agreement), the Contracts free and clear of all Claims and Interests or other interests of any kind or nature whatsoever and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Contracts to the Purchaser.

37. The Contracts so transferred shall be transferred to, and remain in full force and effect for the benefit of, the Purchaser in accordance with their respective terms, notwithstanding any provision in any such Contract (including those of the type described in Sections 365(b)(2)

and (e) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to Section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Contracts after such assignment to and assumption by the Purchaser.

38. All defaults or other obligations of the Debtors under the Contracts arising or accruing prior to the Closing Date, whether monetary or non-monetary, that are required to be cured under Section 365 of the Bankruptcy Code shall be cured pursuant to the terms of the Purchase Agreement on the Closing Date or as soon thereafter as reasonably practicable.

39. To the extent a Contract Counterparty to a Contract failed to timely object to a Cure Amount, such Cure Amount shall be deemed to be finally determined and any such Contract Counterparty shall be prohibited from challenging, objecting to, or denying the validity and finality of the Cure Amount at any time, and such Cure Amount, when paid, shall completely revive any Contract to which it relates. No sections or provisions of any Contract that purport to provide for additional payments, penalties, charges, or other financial accommodations in favor of the Contract Counterparty to the Contracts shall have any force and effect with respect to the Sale and assignments authorized by this Sale Order, and such provisions constitute unenforceable anti-assignment provisions under Section 365(f) of the Bankruptcy Code and are otherwise unenforceable under Section 365(e) of the Bankruptcy Code. No assignment of any Contract pursuant to the terms of the Purchase Agreement shall in any respect constitute a default under any Contract. Unless a Contract Counterparty’s objection to the assumption and assignment of such Contract Counterparty’s Contract has been upheld by this Court, the Contract Counterparty to each Contract shall be deemed to have consented to such assignment under Section 365(c)(1)(B) of the Bankruptcy Code, and the Purchaser shall enjoy all of the Debtors’ rights and benefits under each such Contract as of the applicable date of assumption without the necessity of obtaining such Contract Counterparty’s written consent to the assumption or assignment thereof.

40. All Contract Counterparties shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Purchaser, and shall not charge the Debtors or the Purchaser for any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers of the Contracts in connection with the Sale.

41. With respect to objections to any Cure Amounts that remain unresolved as of the Sale Hearing, such objections shall be resolved in accordance with the procedures approved in the Bidding Procedures Order.

42. Nothing in this Sale Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtors that any contract or Contract is an executory contract or unexpired lease or must be assumed and assigned pursuant to the Purchase Agreement or in order to consummate the Sale.

43. The failure of the Debtors or the Purchaser to enforce at any time one or more terms or conditions of any Contract shall not be a waiver of such term(s) or condition(s) or of the Debtors’ and Purchaser’s rights to enforce every term and condition of such Contract.

44. All Contract Counterparties are forever barred and enjoined from raising or asserting against the Purchaser any assignment fee, default, breach, Claim, pecuniary loss, or condition to assignment arising under or related to the Contracts existing as of the Closing Date or arising by reason of the closing of the Sale, except for any amounts that are Assumed Obligations. For the avoidance of doubt, Chevron shall retain the right to assert Chevron’s

Rights and its right to enforce the Chevron Consent Stipulation notwithstanding the assumption and assignment of any Contracts to the Purchaser, and all other parties’ rights under applicable law are likewise reserved (including to contest whether such asserted consent rights remain valid or are enforceable in the context of a sale of the Assets in these Chapter 11 Cases). Enervest shall reserve its right to enforce the Chevron Consent Stipulation notwithstanding the assumption and assignments of any contracts to the Purchaser, and all other parties’ rights under applicable law are likewise reserved.

Other Provisions

45. This Sale Order, the Purchase Agreement, and all documents ancillary thereto shall be binding in all respects upon all of the Debtors’ creditors and equity-holders, all Contract Counterparties, all successors and assigns of the Debtors, and any of their respective affiliates and subsidiaries, any trustees, examiners, “responsible persons,” or other fiduciaries appointed in the Debtors’ Chapter 11 Cases or upon a conversion of one or more of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code. The Purchase Agreement and any documents ancillary thereto shall not be subject to rejection or avoidance under any circumstances.

46. The Purchase Agreement and all documents ancillary thereto may be modified, amended, or supplemented by the parties thereto in a writing signed by the parties, in accordance with the terms thereof, without further order of the Court; provided that any such modification, amendment, or supplement does not have a material adverse effect on the Debtors’ estates. The Debtors shall file a notice of any modification, amendment, or supplement with the Court.

47. The transactions contemplated by the Purchase Agreement are undertaken by the Purchaser without collusion and in good faith, as that term is defined in Section 363(m) of the Bankruptcy Code, and, accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale, unless such authorization and such Sale are duly stayed pending such appeal. The Purchaser is a good faith buyer within the meaning of Section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of Section 363(m) of the Bankruptcy Code.

48. Nothing contained in any plan of reorganization or liquidation, or order of any type or kind entered in (a) these Chapter 11 Cases, (b) any subsequent Chapter 7 case into which one or more of these Chapter 11 Cases may be converted, or (c) any related proceeding subsequent to entry of this Sale Order, shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Sale Order.

49. No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale.

50. The failure to specifically include any particular provision of the Purchase Agreement in this Sale Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety. All of the provisions of this Sale Order are non-severable and mutually dependent.

51. Except for those entities purchasing only a working interest, the Purchaser – except to the extent the Purchaser is already the P-4 or T-4 operator of record with respect to the properties being sold – shall assume (i) the Debtors’ plugging and abandonment liabilities and (ii) other obligations under Texas law (including those owed to the Railroad Commission of Texas) with respect to the property being purchased. In order to further memorialize that obligation, the parties to the transaction shall, within ten (10) business days of the entry of the order approving the Sale, execute two-signature P-4 forms (Certificate of Compliance and Transport Authority) satisfactory to the Railroad Commission of Texas and comply with all other applicable rules and statutes. Nothing in this Sale Order relieves the bankruptcy estate(s) from any existing liability, as an operator, unless and until that liability is formally assumed by the filing of a P-4 or T-4 acceptable to the Railroad Commission of Texas.

52. Nothing in this Sale Order shall relieve the Debtors or any entity acquiring property from the Debtors from compliance with the applicable laws, rules, regulations, and resolutions of the State of Louisiana or the Louisiana State Mineral and Energy Board.

53. Neither the Assets nor the Purchaser shall be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act , real estate transfer tax, sales or use tax, mortgage recording tax, or other similar tax or governmental assessment. State and local governmental officials or agents are hereby directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

54. Estoppel. Except as expressly permitted or otherwise specifically provided by the PSA or this Sale Order, all persons and entities holding Liens or interests in the Assets arising under or out of, in connection with, or in any way relating to the Debtor, the Assets, the operation of the Debtors’ businesses prior to the Closing Date or the transfer of the Assets to the Purchasers, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchasers or its successors or assigns, their property or the Assets, such persons’ or entities’ Liens or interest, existing as of the Closing Date.

55. For the avoidance of doubt, Trimont shall have no liability for obligations arising out of assets that are transferred to White Marlin or Excluded Assets as defined in the Purchase Agreement.

56. For the avoidance of doubt, Chapter 5 Avoidance Actions are not being conveyed to Trimont.

57. The Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Sale Order and the Purchase Agreement, all amendments thereto, and any waivers and consents thereunder, and each ancillary document executed in connection therewith to which the Debtors are a party or which has been assigned by the Debtors to the Purchaser, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to the Sale, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Purchased Assets to the Purchaser, (b) interpret, implement, and enforce the provisions of this Sale Order, (c) protect the Purchaser against any Claims and Interests or any other interest in or against the Debtors or the Purchased Assets of any kind or nature whatsoever attaching to the proceeds of the Sale, and (d) enter any orders under Section 363 or 365 of the Bankruptcy Code with respect to the Contracts.

58. Notwithstanding any language contained in this Sale Order to the contrary, to the extent any party asserts or this Sale Order references consent rights of any party, all other parties and persons reserve their rights to contest or challenge any aspect of such consent rights, including their validity or enforceability, in the event the Sale contemplated by this Sale Order does not close.

59. This Sale Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 6004(h), 6006(d), 7062, 9014, or otherwise. The Debtors and the Purchaser are authorized to close the Sale immediately upon entry of this Sale Order.

60. To the extent that this Sale Order is inconsistent with the Purchase Agreement (including all documents ancillary thereto) or any prior order or pleading with respect to the Motion in these Chapter 11 Cases, the terms of this Sale Order shall govern.

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Submitted by:

HAYNES AND BOONE, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Tel: (713) 547-2000

Fax: (713) 547-2600

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